Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pagaya Technologies Ltd. on Form S-8 of our report dated March 30, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of EJF Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from December 22, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of EJF Acquisition Corp.

/s/ Marcum llp

Marcum llp Houston, TX
June 21, 2022